UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2015

Commission File Number	Exact name of registrant as specified in its charter, principal office and address and telephone number	State of incorporation or organization	I.R.S. Employer Identification No.
001-36867	Allergan plc Clonshaugh Business and Technology Park Coolock, Dublin, D17 E400, Ireland (862) 261-7000	Ireland	98-1114402

001-36887	Warner Chilcott Limited Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda (441) 295-2244	Bermuda	98-0496358

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 29, 2015, Allergan plc (“Allergan”) announced that its indirect subsidiary, Warner Chilcott Sales (US) LLC (“Warner Chilcott Sales”), has reached a resolution with the federal government, as well as 50 states and the District of Columbia, concluding the previously disclosed federal investigation into certain sales and marketing practices involving several Warner Chilcott products during the time period January 2009 through March 2013.

Under the settlement agreements, Warner Chilcott Sales will pay a total of approximately $102 million, plus interest, to the federal government and the states to resolve civil claims. The settlements will resolve claims regarding a range of alleged sales and marketing activities by Warner Chilcott Sales.

In addition to the civil settlement, Warner Chilcott Sales agreed to plead guilty to a charge of health care fraud in violation of 18 U.S.C. § 1347 related to certain of the company’s sales and marketing practices prior to its acquisition by Allergan. In connection with the criminal plea, Warner Chilcott Sales will pay a total of approximately $23 million in criminal fines and forfeiture amounts.

The company previously recorded charges of approximately $125 million in connection with the government’s investigation.

Following its acquisition of Warner Chilcott Sales, Allergan fully cooperated in the government’s investigation and in reaching these civil settlements and plea agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2015	ALLERGAN PLC

	By:	/s/ A. Robert D. Bailey
	Name:	A. Robert D. Bailey
	Title:	EVP, Chief Legal Officer & Corporate
Secretary